Exhbit 99.1

PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES SECOND QUARTER RESULTS

Fort Lauderdale, Florida

July 23, 2008

FOR IMMEDIATE RELEASE —SEACOR Holdings Inc. (NYSE:CKH) announced net income for the second quarter ended June 30, 2008 of $38.4 million, or $1.57 per diluted share, on operating revenues of $409.0 million. For the six months ended June 30, 2008, net income was $76.3 million, or $3.06 per diluted share, on operating revenues of $763.4 million.

For the quarter ended June 30, 2007, net income was $65.3 million, or $2.41 per diluted share, on operating revenues of $325.5 million. For the six months ended June 30, 2007, net income was $103.4 million, or $3.80 per diluted share, on operating revenues of $636.2 million.

Net income for the preceding quarter ended March 31, 2008 was $37.9 million, or $1.50 per diluted share, on operating revenues of $354.5 million. Comparison of results for the second quarter ended June 30, 2008 with the preceding quarter ended March 31, 2008 is included in the discussion below.

Highlights for the Quarter

Offshore Marine Services – Operating income in the second quarter was $51.5 million on operating revenues of $171.2 million compared with operating income of $40.6 million on operating revenues of $154.6 million in the preceding quarter. Second quarter results included $14.4 million in gains on asset dispositions compared with $7.1 million in gains in the preceding quarter.

Excluding the impact of gains on asset dispositions, operating income in the second quarter was $3.7 million higher than in the preceding quarter. The improvement was primarily due to an increase in time charter revenues, particularly in the U.S. Gulf of Mexico because of more rig moving activity. Operating expenses increased in the second quarter, primarily due to higher drydocking and insurance costs. The regulatory survey, major repair and upgrade program of the Company's large AHTS vessels continued in the second quarter resulting in 168 days of out-of-service time as well as the cost of repairs. Administrative and general expenses were also higher in the second quarter primarily due to the recognition of international staff severance payments.

The number of days available for charter in the second quarter decreased by 143 or 0.9% as a result of a net decrease in fleet count. Overall utilization increased from 76.7% to 80.5% and overall average day rates were higher at $12,182 per day compared with $11,783 per day in the preceding quarter.

Two new AHTS vessels were delivered during the second quarter, one in April and one in June.

Marine Transportation Services – Marine Transportation Services reported operating income in the second quarter of $2.4 million on operating revenues of $28.8 million, compared with operating income of $6.9 million on operating revenues of $29.0 million in the preceding quarter. First quarter results included $3.6 million in gains on asset dispositions and a one-time receipt of $1.5 million related to the early termination of a charter party agreement.

Excluding the impact of gains on asset dispositions and the one-time receipt, operating income was $0.5 million higher in the second quarter. Operating results were positively impacted by fewer out-of-service days for repairs, offset by mobilization costs and out-of-service time associated with the regulatory drydocking of the Seabulk Arctic that will continue into the third quarter.

Inland River Services – Operating income in the second quarter was $7.5 million on operating revenues of $33.3 million compared with operating income of $8.0 million on operating revenues of $30.1 million in the preceding quarter. Second quarter results included $1.5 million in gains on asset dispositions compared with $0.7 million in gains in the preceding quarter.

Excluding the impact of gains on asset dispositions, operating income was $1.3 million lower in the second quarter. Continuing heavy rainfall in the Midwest resulted in high water levels on the upper Mississippi and Arkansas Rivers and unfavorable operating conditions throughout the entire river system. Operating costs were affected by fuel price increases which were not compensated for in freight rates and higher maintenance and repair costs in respect of regulatory inspections for towboats and liquid tank barges.

Aviation Services – Operating income in the second quarter was $6.7 million on operating revenues of $63.8 million compared with operating income of $1.9 million on operating revenues of $53.8 million in the preceding quarter. Second quarter results included $3.2 million in gains on asset dispositions compared to $0.4 million in gains in the preceding quarter.

Excluding the impact of gains on asset dispositions, operating income was $2.0 million higher in the second quarter. The improvement was primarily due to an increase in operating revenues from an expansion of international leasing operations, the resumption of flightseeing operations in Alaska and other seasonal factors. Operating expenses were higher in the second quarter primarily due to the increased activity levels and the timing of fleet repairs and maintenance.

Environmental Services – Operating income in the second quarter was $1.7 million on operating revenues of $38.0 million compared with operating income of $4.8 million on operating revenues of $42.5 million in the preceding quarter. The decrease in operating income was largely due to a reduction in response and retainer services.

Commodity Trading – SEACOR's commodity merchandising group currently focuses on renewable fuels and rice.Operating income in the second quarter was $6.8 million on operating revenues of $55.4 millioncompared with operating income of $1.2 million on operating revenues of $28.7 million in the preceding quarter.

Harbor and Offshore Towing Services – Operating income in the second quarter was $3.1 million on operating revenues of $19.9 million compared with operating income of $1.1 million on operating revenues of $16.3 million in the preceding quarter.

The improvement in operating income was primarily due to increased operating revenues as a result of tariff rate increases at two harbor ports. Operating expenses were higher in the second quarter due to increased drydocking and fuel costs and the cost of providing third-party equipment to support terminal operations in St. Eustatius.

Net Interest Expense – Net interest expense was $7.3 million in the second quarter compared with $4.1 million in the prior quarter. The increase was primarily due to lower invested cash balances and lower capitalized interest.

Derivatives – Derivative losses were $7.1 million in the second quarter compared with gains of $6.5 million in the preceding quarter.

Foreign Currencies – Foreign currency gains were $0.6 million in the second quarter compared with gains of $2.6 million in the preceding quarter.

Marketable Securities– Marketable security gains were $0.4 million in the second quarter compared with losses of $5.7 million in the preceding quarter.

Equity in Earnings of 50% or Less Owned Companies – Equity in earnings from joint ventures was $1.3 million in the second quarter compared with equity in earnings of $4.6 million in the preceding quarter. In the second quarter, one of the Company's inland river services joint ventures reported lower earnings primarily due to securities and futures trading. During the preceding quarter, the Company realized a gain of $1.9 million, net of tax, arising from the sale of a vessel in one of its offshore marine services joint ventures.

Stock and Debt Repurchases – During the second quarter, the Company purchased 1,112,917 shares of its common stock at an average price of $86.93 per share. At the end of the quarter, 21,117,375 shares of SEACOR’s common stock remained outstanding.

Capital Commitments – The Company’s unfunded capital commitments as of June 30, 2008, consisted primarily of offshore marine vessels, harbor tugs, helicopters and inland river barges and totaled $348.5 million, of which $180.2 million is payable during the remainder of 2008 and the balance payable through 2010. Of the total unfunded capital commitments, approximately $52.3 million may be terminated without further liability other than the payment of liquidated damages of $6.3 million in the aggregate. As of June 30, 2008, the Company held balances of cash, cash equivalents, restricted cash, available-for-sale marketable securities, construction reserve funds and title XI reserve funds totaling $820.9 million.

* * * * *

SEACOR is a global provider of marine support and transportation services, primarily to the energy and chemical industries. SEACOR and its subsidiaries provide customers with a full suite of marine-related services including offshore services, U.S. coastwise shipping, inland river services, aviation services, environmental services, and offshore and harbor towing services. SEACOR is focused on providing highly responsive local service, combined with the highest safety standards, innovative technology, modern efficient equipment, and dedicated, professional employees.

This release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the conditions in the global financial markets and international economic conditions including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, loss of U.S. coastwise endorsement for the Seabulk Trader, a retrofitted double-hull tanker, if the company is unsuccessful in appealing a district court opinion instructing the U.S. Coast Guard to revoke its coastwise charter, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services, Marine Transportation Services and Aviation Services, decreased demand for Marine Transportation Services and Harbor and Offshore Towing Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations, the dependence of Offshore Marine Services, Marine Transportation Services and Aviation Services on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels and aircraft, industry fleet capacity, restrictions imposed by the Shipping Acts and Aviation Acts on the amount of foreign ownership of the Company's Common Stock, increased competition if the Jones Act is repealed, operational risks of Offshore Marine Services, Marine Transportation Services, Harbor and Offshore Towing Services and Aviation Services, effects of adverse weather conditions and seasonality on Aviation Services, future phase-out of Marine Transportation Services' double-bottom tanker, dependence of spill response revenue on the number and size of spills and upon continuing government regulation in this area and Environmental Services' ability to comply with such regulation and other governmental regulation, changes in National Response Corporations' Oil Spill Removal Organization classification, liability in connection with providing spill response services, effects of adverse weather and river conditions and seasonality on Inland River Services, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors in Inland River Services' operations, adequacy of insurance coverage, the attraction and retention of qualified personnel by the Company and various other matters and factors, many of which are beyond the Company's control. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the following should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Forward-Looking Statements" in Item 7 on the Company's Form 10-K and SEACOR's periodic reporting on Form 10-Q and Form 8-K (if any), which is incorporated by reference.

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Operating Revenues	$408,967	$325,454	$763,422	$636,217

Costs and Expenses:
Operating	274,304	198,818	509,344	387,476
Administrative and general	45,095	33,937	84,100	68,337
Depreciation and amortization	37,728	38,055	75,528	76,930
	357,127	270,810	668,972	532,743

Gains on Asset Dispositions and Impairments, Net	19,274	42,540	31,180	54,697

Operating Income	71,114	97,184	125,630	158,171

Other Income (Expense):
Interest income	5,373	11,456	12,849	23,680
Interest expense	(12,674)	(12,108)	(24,222)	(25,376)
Derivative losses, net	(7,113)	(254)	(646)	(124)
Foreign currency gains (losses), net	604	460	3,214	(130)
Marketable security gains (losses), net	383	(9,430)	(5,301)	(14,118)
Other, net	162	639	326	596
	(13,265)	(9,237)	(13,780)	(15,472)
Income Before Income Tax Expense, Minority Interest in Income of Subsidiaries and Equity In Earnings of 50% or Less Owned Companies	57,849	87,947	111,850	142,699
Income Tax Expense	20,616	30,206	41,086	49,048
Income Before Minority Interest in Income of Subsidiaries and Equity in Earnings of 50% or Less Owned Companies	37,233	57,741	70,764	93,651
Minority Interest in Income of Subsidiaries	(191)	(304)	(393)	(482)
Equity in Earnings of 50% or Less Owned Companies	1,315	7,829	5,894	10,249
Net Income	$38,357	$65,266	$76,265	$103,418

Basic Earnings Per Common Share	$1.80	$2.73	$3.49	$4.29

Diluted Earnings Per Common Share	$1.57	$2.41	$3.06	$3.80

Weighted Average Common Shares Outstanding:
Basic	21,363	23,886	21,853	24,119
Diluted	25,171	27,582	25,692	27,832

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data, unaudited)

	Three Months Ended
	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007	Jun. 30, 2007

Operating Revenues	$408,967	$354,455	$363,090	$359,923	$325,454

Costs and Expenses:
Operating	274,304	235,040	230,935	213,992	198,818
Administrative and general	45,095	39,005	42,097	36,883	33,937
Depreciation and amortization	37,728	37,800	39,934	37,443	38,055
	357,127	311,845	312,966	288,318	270,810

Gains on Asset Dispositions and Impairments, Net	19,274	11,906	48,315	19,560	42,540

Operating Income	71,114	54,516	98,439	91,165	97,184

Other Income (Expense):
Interest income	5,373	7,476	10,219	11,274	11,456
Interest expense	(12,674)	(11,548)	(13,129)	(10,855)	(12,108)
Derivative gains (losses), net	(7,113)	6,467	5,738	5,221	(254)
Foreign currency gains, net	604	2,610	44	316	460
Marketable security gains (losses), net	383	(5,684)	(1,233)	11,960	(9,430)
Other, net	162	164	109	(716)	639
	(13,265)	(515)	1,748	17,200	(9,237)
Income Before Income Tax Expense, Minority Interest in (Income) Loss of Subsidiaries and Equity In Earnings of 50% or Less Owned Companies	57,849	54,001	100,187	108,365	87,947
Income Tax Expense	20,616	20,470	41,054	40,339	30,206
Income Before Minority Interest in (Income) Loss of Subsidiaries and Equity in Earnings of 50% or Less Owned Companies	37,233	33,531	59,133	68,026	57,741
Minority Interest in (Income) Loss of Subsidiaries	(191)	(202)	182	(927)	(304)
Equity in Earnings of 50% or Less Owned Companies	1,315	4,579	8,633	3,183	7,829
Net Income	$38,357	$37,908	$67,948	$70,282	$65,266

Basic Earnings Per Common Share	$1.80	$1.70	$2.99	$3.02	$2.73

Diluted Earnings Per Common Share	$1.57	$1.50	$2.62	$2.66	$2.41

Weighted Average Common Shares Outstanding:
Basic	21,363	22,344	22,738	23,234	23,866
Diluted	25,171	26,011	26,439	26,905	27,582
Common Shares Outstanding at Period End	21,117	22,223	22,575	23,157	23,895

SEACOR HOLDINGS INC.

OPERATING INCOME (LOSS) BY LINE OF BUSINESS

(in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007	Jun. 30, 2007

Offshore Marine Services
Operating Revenues	$171,214	$154,647	$170,430	$179,618	$171,442
Costs and Expenses:
Operating	104,599	94,270	97,534	95,345	88,596
Administrative and general	15,801	12,804	13,855	13,137	11,893
Depreciation and amortization	13,674	14,125	15,415	14,069	14,515
	134,074	121,199	126,804	122,551	115,004

Gains on Asset Dispositions and Impairments, Net	14,352	7,138	22,472	13,222	38,546
Operating Income	$51,492	$40,586	$66,098	$70,289	$94,984

Marine Transportation Services
Operating Revenues	$28,764	$28,953	$31,827	$27,730	$25,924
Costs and Expenses:
Operating	16,762	16,219	27,781	19,207	22,865
Administrative and general	1,607	1,438	1,737	1,150	1,236
Depreciation and amortization	8,039	7,980	8,764	9,536	9,790
	26,408	25,637	38,282	29,893	33,891

Gains on Asset Dispositions	—	3,629	—	—	—
Operating Income (Loss)	$2,356	$6,945	$(6,455)	$(2,163)	$(7,967)

Inland River Services
Operating Revenues	$33,322	$30,145	$33,850	$32,656	$28,020
Costs and Expenses:
Operating	21,310	16,726	15,863	16,234	13,056
Administrative and general	1,916	2,123	2,076	1,753	2,101
Depreciation and amortization	4,032	3,964	4,220	4,256	4,332
	27,258	22,813	22,159	22,243	19,489

Gains on Asset Dispositions	1,472	711	22,726	1,592	2,622
Operating Income	$7,536	$8,043	$34,417	$12,005	$11,153

Aviation Services
Operating Revenues	$63,795	$53,792	$51,296	$62,449	$55,861
Costs and Expenses:
Operating	46,697	39,871	38,156	41,647	41,212
Administrative and general	4,895	4,629	5,315	4,590	4,439
Depreciation and amortization	8,672	7,789	7,866	7,015	6,601
	60,264	52,289	51,337	53,252	52,252

Gains on Asset Dispositions	3,208	394	1,996	4,304	1,505
Operating Income	$6,739	$1,897	$1,955	$13,501	$5,114

Environmental Services
Operating Revenues	$37,984	$42,509	$55,879	$42,287	$32,168
Costs and Expenses:
Operating	26,571	30,598	36,623	30,316	23,605
Administrative and general	8,423	5,709	7,755	5,931	4,323
Depreciation and amortization	1,414	1,445	1,748	1,096	1,100
	36,408	37,752	46,126	37,343	29,028

Gains (Losses) on Asset Dispositions	84	35	249	75	(133)
Operating Income	$1,660	$4,792	$10,002	$5,019	$3,007

SEACOR HOLDINGS INC.

OPERATING INCOME (LOSS) BY LINE OF BUSINESS (continued)

(in thousands, unaudited)

	Three Months Ended
	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007	Jun. 30, 2007

Commodity Trading
Operating Revenues	$55,419	$28,674	$6,338	$3,058	$204
Costs and Expenses:
Operating	46,977	26,757	6,902	2,646	174
Administrative and general	1,644	727	365	287	200
Depreciation and amortization	—	—	—	—	—
	48,621	27,484	7,267	2,933	374

Gains on Asset Dispositions	—	—	—	—	—
Operating Income (Loss)	$6,798	$1,190	$(929)	$125	$(170)

Harbor and Offshore Towing Services
Operating Revenues	$19,929	$16,257	$13,461	$12,351	$12,538
Costs and Expenses:
Operating	12,959	11,109	8,053	8,797	10,003
Administrative and general	2,398	1,771	1,882	1,769	1,999
Depreciation and amortization	1,648	2,267	1,714	1,264	1,264
	17,005	15,147	11,649	11,830	13,266

Gains (Losses) on Asset Dispositions and Impairments, Net	158	—	—	(100)	—
Operating Income (Loss)	$3,082	$1,110	$1,812	$421	$(728)

Other
Operating Revenues	$104	$—	$—	$—	$—
Costs and Expenses:
Operating	—	—	—	—	—
Administrative and general	131	202	509	46	7
Depreciation and amortization	8	—	—	—	—
	139	202	509	46	7

Gains on Asset Dispositions	—	—	873	467	—
Operating Income (Loss)	$(35)	$(202)	$364	$421	$(7)

Corporate and Eliminations
Operating Revenues	$(1,564)	$(522)	$9	$(226)	$(703)
Costs and Expenses:
Operating	(1,571)	(510)	23	(200)	(693)
Administrative and general	8,280	9,602	8,603	8,220	7,739
Depreciation and amortization	241	230	207	207	453
	6,950	9,322	8,833	8,227	7,499

Losses on Asset Dispositions	—	(1)	(1)	—	—
Operating Loss	$(8,514)	$(9,845)	$(8,825)	$(8,453)	$(8,202)

SEACOR HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007	Jun. 30, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$422,569	$444,787	$537,305	$429,020	$503,288
Restricted cash	30,072	39,152	30,624	38,371	54,680
Available-for-sale marketable securities	97,920	75,669	28,792	18,501	19,184
Receivables:
Trade, net of allowance for doubtful accounts	272,291	250,789	267,564	289,796	263,211
Other	54,520	72,073	62,975	43,838	28,948
Inventories	42,063	35,021	30,468	28,186	28,471
Deferred income taxes	9,929	9,929	9,929	13,206	13,256
Prepaid expenses and other	12,067	9,196	9,756	13,689	13,754
Total current assets	941,431	936,616	977,413	874,607	924,792
Property and Equipment	2,665,956	2,511,118	2,469,735	2,470,029	2,345,711
Accumulated depreciation	(578,100)	(554,838)	(526,583)	(518,285)	(490,070)
Net property and equipment	2,087,856	1,956,280	1,943,152	1,951,744	1,855,641
Investments, at Equity, and Receivables from 50% or Less Owned Companies	115,701	117,409	109,288	120,866	136,331
Construction Reserve Funds & Title XI Reserve Funds	270,357	413,681	405,000	390,576	344,465
Goodwill	63,101	62,020	60,226	56,271	49,040
Intangible Assets	28,079	29,292	30,500	33,756	32,830
Other Assets, net of allowance for doubtful accounts	41,806	36,136	43,072	32,610	28,699
	$3,548,331	$3,551,434	$3,568,651	$3,460,430	$3,371,798

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$10,385	$11,414	$9,648	$9,429	$9,429
Current portion of capital lease obligations	33,682	864	851	19,140	2,978
Accounts payable and accrued expenses	101,942	93,079	119,321	97,134	86,118
Other current liabilities	273,185	254,522	258,940	280,250	254,778
Total current liabilities	419,194	359,879	388,760	405,953	353,303
Long-Term Debt	927,701	928,308	929,114	933,188	934,489
Capital Lease Obligations	8,192	8,439	8,642	9,000	9,269
Deferred Income Taxes	492,131	493,701	480,447	386,384	373,931
Deferred Gains and Other Liabilities	127,217	131,259	130,311	112,731	96,470
Minority Interest in Subsidiaries	11,981	12,207	9,558	8,803	7,193
Stockholders’ Equity:
Preferred stock	—	—	—	—	—
Common stock	323	323	322	321	321
Additional paid-in capital	913,874	910,843	905,702	902,120	899,016
Retained earnings	1,274,289	1,235,932	1,198,024	1,130,076	1,059,794
Shares held in treasury, at cost	(628,041)	(531,236)	(486,505)	(431,550)	(366,365)
Accumulated other comprehensive income (loss):
Cumulative translation adjustments	2,344	2,337	1,938	1,712	1,428
Unrealized gain (loss) on available-for-sale marketable securities	(874)	(558)	2,338	1,692	2,949
Total stockholders’ equity	1,561,915	1,617,641	1,621,819	1,604,371	1,597,143
	$3,548,331	$3,551,434	$3,568,651	$3,460,430	$3,371,798